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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Alexander's, Inc. on Form S-3 of our report dated March 5, 2003 (November 20, 2003 as to the effect of the Flushing property reclassification described in
Note 12) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 144) appearing in the Current Report on Form 8-K of Alexander's, Inc. dated November 20, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP

Parsippany, New Jersey
November 20, 2003